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                                                                    EXHIBIT 99.1


               NEOTHERAPEUTICS ANNOUNCES PRELIMINARY RESULTS FROM
             CLINICAL STUDY OF NEOTROFIN(TM) IN ALZHEIMER'S DISEASE


         COMPANY AWAITS RESULTS FROM ADDITIONAL STUDIES IN PARKINSON'S DISEASE, SPINAL CORD INJURY AND CHEMOTHERAPY-INDUCED NEUROPATHY

IRVINE, Calif., April 29, 2002 -- NeoTherapeutics, Inc. (NASDAQ: NEOT) today reported that based on preliminary analysis, some Alzheimer's patients taking its lead drug Neotrofin experienced improvement in ADAS-cog scores and clinical global change ratings, which were the primary endpoints for the trial, but that overall, these results did not achieve statistical significance favoring Neotrofin over placebo for the pre-determined pivotal 12-week endpoints necessary to meet U.S. Food and Drug Administration requirements for approval in Alzheimer's disease. The Company is awaiting results from studies of Neotrofin in Parkinson's disease, spinal cord injury and chemotherapy-induced neuropathy, and plans to seek a co-development partner for Neotrofin prior to initiating additional clinical studies of the drug.

"Neotrofin has been shown, in animal models, to be biologically active in neuroprotection, the release of neurotrophic factors and stimulating stem cell proliferation. We are disappointed that the study did not produce statistically significant results at 12 weeks that would support regulatory approval in Alzheimer's disease," stated Alvin J. Glasky, Ph.D., Chairman and Chief Executive Officer of NeoTherapeutics. "We will await further analysis, as well as results from our ongoing phase 2 studies of Neotrofin in other indications and the conclusion of discussions with potential co-development partners, prior to moving forward with additional clinical studies of Neotrofin. Going forward, we will increase our focus on the many exciting opportunities that we have at NeoTherapeutics such as our late-stage anti-cancer drugs, our anti-psychotic platform and our genomics division."

Phase 2 studies of Neotrofin are ongoing in Parkinson's disease, spinal cord injury and chemotherapy-induced neuropathy. Twenty-eight and thirty-three patients have been enrolled in the Parkinson's disease and spinal cord injury studies, respectively. The Company expects to complete these studies by year-end. Two studies of Neotrofin in chemotherapy-induced neuropathy were initiated in January of 2002. The results of these trials are anticipated in 2003.

"Over the past 18 months we have embarked on a strategy to broaden our product portfolio and expand the testing of Neotrofin to a variety of neurological indications in 2001," stated Rajesh C. Shrotriya, M.D., President and Chief Operating Officer of NeoTherapeutics. "Our success in licensing in late stage drugs, like satraplatin, and launching studies of Neotrofin in more clear-cut indications, such as chemotherapy-induced neuropathy, provide us with attractive opportunities to create value. We plan to hold off on further pursuit of the Alzheimer's indication until we find a partner. We anticipate that this will reduce our expected burn rate from approximately $2.3 million to less than $1.5 million per month, and will allow our clinical development group to focus their attention on clinical trials of our phase 3 anti-cancer drug, satraplatin."



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NeoTherapeutics seeks to create value for stockholders through in-licensing and commercialization of anti-cancer drugs, the discovery and development of central nervous system (CNS) drugs, and the licensing out of new drug targets discovered through genomics research. The Company's lead oncology drug, satraplatin, is being prepared for a phase 3 study in prostate cancer. Phase 2 studies of Neotrofin(TM) in Parkinson's disease, spinal cord injury and chemotherapy-induced neuropathy are ongoing. Additional anti-cancer drugs are in phase 1 and 2 human clinical trials, and the Company has a rich pipeline of pre-clinical neurological drug candidates. For additional information visit the Company's web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

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